UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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General Dynamics Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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11011 Sunset Hills Road
Reston, VA 20190	News
www.generaldynamics.com

April 16, 2020

General Dynamics to Hold Annual Meeting of Shareholders in Virtual Format

RESTON, Va. – General Dynamics (NYSE: GD) announced today a change of its 2020 annual meeting of shareholders to a virtual webcast due to the coronavirus pandemic. The meeting will be held on May 6, 2020, at 9:00 a.m. EDT, in a virtual meeting format only. Shareholders will not be able to attend the meeting in person due to the ongoing pandemic.

How To Participate In The Virtual Meeting
As described in the proxy materials for the annual meeting, shareholders of record as of March 9, 2020, are entitled to participate in the annual meeting. To attend and participate in the virtual annual meeting, shareholders must visit www.virtualshareholdermeeting.com/GD2020. To be admitted to the meeting, shareholders must enter the 16-digit voting control number found on their proxy card, voting instruction form, or other proxy materials. Once admitted, shareholders may participate in the meeting, submit questions, vote or view a list of the shareholders entitled to vote at the meeting. The items of business to be considered at the annual meeting are the same as set forth in the meeting notice previously mailed or made available to shareholders.

Instructions on how to attend, participate in and vote at the virtual annual meeting will be available at www.virtualshareholdermeeting.com/GD2020. Whether or not shareholders plan to attend the virtual-only annual meeting, General Dynamics urges shareholders to vote and submit their proxies in advance of the meeting by one of the methods described in the proxy materials.

General Dynamics, headquartered in Reston, Virginia, is a global aerospace and defense company that offers a broad portfolio of products and services in business aviation; combat vehicles, weapons systems and munitions; IT services; C4ISR solutions; and shipbuilding and ship repair. General Dynamics employs more than 100,000 people worldwide and generated $39.4 billion in revenue in 2019.
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